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                                                                    EXHIBIT 99.1

                               THIRD AMENDMENT TO
                     CENTERPOINT ENERGY, INC. SAVINGS TRUST

          THIS AGREEMENT is made effective this 27th day of October 2004, by and between CENTERPOINT ENERGY, INC. (the "Company"), and THE NORTHERN TRUST COMPANY, an Illinois corporation (hereinafter referred to as the "Trustee");

          WHEREAS, the Company and the Trustee entered into the CenterPoint Energy, Inc. Savings Trust, effective April 1, 1999, and as thereafter amended (formerly the Reliant Energy, Incorporated Savings Trust and hereinafter referred to as the "Trust"); and

          WHEREAS the Company and the Trustee desire to amend the Trust pursuant to Section 10.4;

          NOW, THEREFORE, Section 4.2(h) of the Trust is hereby amended by adding the following sentence to the end thereof and all other sections of the Trust shall remain in full force and effect:

     "Notwithstanding any provision herein to the contrary, with respect to Texas Genco's transaction agreement, dated as of July 21, 2004, pursuant to which Texas Genco has agreed to be acquired in a multistep transaction by GC Power Acquisition LLC, a newly formed entity owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, the Trustee shall have the responsibility to determine whether to exercise dissenters' rights in connection with Texas Genco's merger with a subsidiary of CenterPoint Energy, Inc. and the conversion of all of Texas Genco's shares of common stock, representing approximately 19% of Texas Genco's outstanding shares, into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes."

          IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be executed and attested to by their respective officers, in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on the day and year first written above.

                                       CENTERPOINT ENERGY, INC.


                                       By: /s/ David M. McClanahan
                                           -----------------------------------
                                           David M. McClanahan
                                           President and Chief Executive Officer


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          The undersigned, Richard B. Dauphin, does hereby certify that he is the duly elected, qualified and acting Assistant Secretary of CENTERPOINT ENERGY, INC. (the "Company") and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Trust Amendment on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.


/s/ Richard B. Dauphin
------------------------------------
Richard B. Dauphin
Assistant Secretary
CENTERPOINT ENERGY, INC.


                                       THE NORTHERN TRUST COMPANY


                                       By: /s/ Joel J. Malinson
                                           -------------------------------------
                                       Its: Vice President


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